Exhibit 99.1
IBEX Announces Record Fourth Quarter and Fiscal Year 2024 Financial Results

•Record full-year Net Income, EPS, Adjusted Net Income, Adjusted EPS, and Free Cash Flow
•18 new client relationships won primarily with retail, healthcare, and gaming companies, compared to 10 in the prior year
•Repurchased 1.3 million shares at a total cost of $21.7 million during fiscal year 2024, representing 7.8% of our shares outstanding at June 30, 2024
WASHINGTON, DC— September 12, 2024—IBEX Limited (“ibex”), a leading provider in global business process outsourcing and end-to-end customer engagement technology solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2024.

	Three months ended June 30,				Twelve months ended June 30,
($ millions, except per share amounts)	2024	2023	Change		2024	2023	Change
Revenue	$124.5	$124.4	0.1%		$508.6	$523.1	(2.8)%
Net income	$9.8	$4.5	118.3%		$33.7	$31.6	6.6%
Net income margin	7.9%	3.6%	430	bps	6.6%	6.0%	60	bps
Adjusted net income (1)	$10.2	$6.2	63.7%		$38.4	$36.9	3.8%
Adjusted net income margin (1)	8.2%	5.0%	320	bps	7.5%	7.1%	40	bps
Adjusted EBITDA (1)	$17.9	$15.4	16.1%		$65.2	$66.6	(2.1)%
Adjusted EBITDA margin (1)	14.4%	12.4%	200	bps	12.8%	12.7%	10	bps
Earnings per share - diluted	$0.56	$0.24	133.3%		$1.84	$1.67	10.2%
Adjusted earnings per share - diluted (1)	$0.58	$0.33	75.8%		$2.10	$1.96	7.1%

(1)See accompanying Exhibits for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

“We achieved record results across key financial metrics including full year net income, EPS, adjusted net income, adjusted EPS, and free cash flow, and had a strong fourth quarter that exceeded our expectations,” said Bob Dechant, ibex CEO. “Our revenues for the fourth quarter were encouraging, and we are happy to report that we pivoted back to year-on-year growth,” said Dechant.

“Our new logo engine continued to win signature new clients with three wins in the quarter including a leading gaming company. These wins total 18 for the year highlighting our differentiation and our ability to take on and beat our much larger competition. Our pipeline for customer facing AI led solutions continues to expand and position us well as we move into FY25. ibex AI solutions complement our agent-led BPO services with AI voice and chat bots for high-volume low-complexity contacts. I am excited to announce that we closed our first significant customer-facing AI opportunity with a leading client which will drive a new revenue stream for us.” Added Dechant, “The fourth quarter completes a strong second half and finish for the year and gives us great momentum as we enter our FY 2025.”

Fourth Quarter Financial Performance
Revenue
•Revenue of $124.5 million, up slightly from the prior year quarter. Growth in Retail and E-commerce, Travel, Transportation and Logistics, and HealthTech was offset by declines in FinTech, Telecommunications, and Technology verticals.
Net Income and Earnings Per Share
•Net income increased to $9.8 million compared to $4.5 million in the prior year quarter. Diluted earnings per share increased to $0.56 compared to $0.24 in the prior year quarter. The increase was primarily the result of improved gross margin performance on the year over year growth of delivery in our offshore regions, cost optimization efforts, lower income tax expense, and fewer diluted shares outstanding compared to the prior year quarter.
•Net income margin increased to 7.9% compared to 3.6% in the prior year quarter.
•Non-GAAP adjusted net income increased to $10.2 million, compared to $6.2 million in the prior year quarter.
•Non-GAAP adjusted diluted earnings per share increased to $0.58, compared to $0.33 in the prior year quarter (see Exhibit 1 for reconciliation). The increase per share was primarily attributable to the impact of improved operating margins, a lower tax rate, and lower share count.

Non-GAAP adjusted EBITDA
•Adjusted EBITDA increased to $17.9 million, compared to $15.4 million in the prior year quarter (see Exhibit 2 for reconciliation), driven by higher operating margins and continuing cost optimization efforts undertaken during the year.
•Adjusted EBITDA margin increased to 14.4%, compared to 12.4% in the prior year quarter (see Exhibit 2 for reconciliation).

Fiscal Year 2024 Financial Performance
Revenue
•Revenue decreased 2.8% to $508.6 million from $523.1 million due to lower volumes in certain verticals and the migration from onshore to higher margin offshore and nearshore regions.
•Growth in our Retail & E-commerce, HealthTech, and Travel, Transportation & Logistics verticals partially offset the above-mentioned revenue declines, particularly in the Telecommunication and FinTech verticals.

Net Income and Earnings Per Share
•Net income and diluted earnings per share increased to $33.7 million and $1.84, both new record highs, respectively, compared to $31.6 million and $1.67, respectively, in the prior year. The increase was driven by higher gross profit margins from the growth of delivery in our higher margin regions, lower taxes, higher interest income, and fewer diluted shares outstanding.
•Net income margin was 6.6%, compared to 6.0% in the prior year.
•Non-GAAP adjusted net income and diluted adjusted earnings per share increased to $38.4 million and $2.10, respectively, compared to $36.9 million and $1.96, respectively, in the prior year (see Exhibit 1 for reconciliation).

Adjusted EBITDA
•Adjusted EBITDA decreased slightly to $65.2 million, compared to $66.6 million in the prior year (see Exhibit 2 for reconciliation), primarily driven by lower overall revenue and investments in technology, largely offset by improved gross margin driven by the migration from onshore to offshore higher margin regions and ongoing cost optimization efforts.
•Adjusted EBITDA margin was 12.8%, up 10 basis points from the prior year (see Exhibit 2 for reconciliation).

Cash Flow and Balance Sheet
•Net cash from operating activities decreased to $35.9 million, compared to $41.9 million in the prior year.
•Capital expenditures were $8.9 million compared to $19.0 million in the prior year.
•Full year free cash flow increased to $27.0 million, compared to $22.9 million in the prior year (see Exhibit 3 for reconciliation).
•Cash and cash equivalents improved to $62.7 million, compared to cash and cash equivalents of $57.4 million.
•Total debt was $1.5 million compared to total debt of $1.0 million last year.
•Net cash improved to $61.2 million, up from $56.4 million in the prior year (see Exhibit 4 for reconciliation).

Fiscal Year and First Quarter Fiscal 2025 Business Outlook
“Our record financial results were largely due to the continued growth of our high margin services and geographies which drove operating performance improvement across all our regions. In the last half of fiscal year 2024, we delivered an adjusted EBITDA margin of 14.8%, placing ibex among the top performers of our industry. Our record year of generating Free Cash Flow has put us into an ideal position to continue to invest in our infrastructure, advanced AI capabilities, and our sales and marketing to accelerate future revenue growth. Importantly, it has also enabled us to execute meaningful share repurchases, representing approximately 8% of our shares outstanding, to return value to our shareholders,” said Taylor Greenwald, CFO of ibex.

“We view this most recent quarter as an inflection point for a return to top-line growth. We remain confident in the trajectory of our business.”

•     For fiscal year 2025, revenue is expected to be in the range of $510 to $525 million. Adjusted EBITDA is expected to be in the range of $67 to $69 million.
•For the first quarter fiscal 2025 revenue is expected to be in the range of $124 to $126 million. Adjusted EBITDA is expected to be in the range of $14.5 to $15.5 million.
•Capital expenditures are expected to be in the range of $15 to $20 million.

Conference Call and Webcast Information
IBEX Limited will host a conference call and live webcast to discuss its fourth quarter of fiscal year 2024 financial results at 4:30 p.m. Eastern Time today, September 12, 2024. We will also post to this section of our website the earning slides, which will accompany our conference call and live webcast, and encourage you to review the information that we make available on our website.
Live and archived webcasts can be accessed at: https://investors.ibex.co/.
Financial Information
This announcement does not contain sufficient information to constitute an interim financial report as defined in Financial Accounting Standards ASC 270, “Interim Reporting.” The financial information in this press release has not been audited.
Non-GAAP Financial Measures
We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under U.S. GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with U.S. GAAP.

ibex is not providing a quantitative reconciliation of forward-looking non-GAAP adjusted EBITDA margin to the most directly comparable GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, non-recurring expenses, foreign currency gains and losses, and share-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.
About ibex
ibex helps the world’s preeminent brands more effectively engage their customers with services ranging from customer support, technical support, inbound/outbound sales, business intelligence and analytics, digital demand generation, and CX surveys and feedback analytics.
Forward Looking Statements
In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, and our strategies, priorities and business plans. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could impact our actual results include: our ability to attract new business and retain key clients; our profitability based on our utilization, pricing and managing costs; the potential for our clients or potential clients to consolidate; our clients deciding to enter into or further expand their insourcing activities and current trends toward outsourcing services may reverse; general economic uncertainty in global markets and unfavorable economic conditions, including inflation, rising interest rates, recession, foreign exchange fluctuations and supply-chain issues; our ability to manage our international operations, particularly in the Philippines, Jamaica, Pakistan and Nicaragua; natural events, health epidemics, geopolitical conditions, including developing or ongoing conflicts, widespread civil unrest, terrorist attacks and other attacks of violence involving any of the countries in which we or our clients operate; our ability to anticipate, develop and implement information technology solutions that keep pace with evolving industry standards and changing client demands, including the effective adoption of Artificial Intelligence into our offerings; our ability to recruit, engage, motivate, manage and retain our global workforce; our ability to comply with applicable laws and regulations, including those regarding privacy, data protection and information security, employment and anti-corruption; the effect of cyberattacks or cybersecurity vulnerabilities on our information technology systems; our ability to realize the anticipated strategic and financial benefits of our relationship with Amazon; the impact of tax matters, including new legislation and actions by taxing authorities; and other factors discussed in the “Risk Factors” described in our periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and past filings on Form 20-F, and any other risk factors we include in subsequent filings with the SEC. Because of these uncertainties, you should not make any investment decisions based on our estimates and forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this press release whether as a result of new information, future events or otherwise.

IR Contact:  Michael Darwal, EVP, Investor Relations, ibex, michael.darwal@ibex.co
Media Contact:  Daniel Burris, Senior Director PR and Communication, ibex, daniel.burris@ibex.co

IBEX LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2024	June 30, 2023
Assets
Current assets
Cash and cash equivalents	$62,720	$57,429
Accounts receivable, net	98,366	86,364
Prepaid expenses	7,712	6,616
Due from related parties	192	43
Tax advances and receivables	9,080	5,965
Other current assets	1,888	2,190
Total current assets	179,958	158,607

Non-current assets
Property and equipment, net	29,862	41,151
Operating lease assets	59,145	70,919
Goodwill	11,832	11,832
Deferred tax asset, net	4,285	4,585
Other non-current assets	8,822	6,230
Total non-current assets	113,946	134,717
Total assets	$293,904	$293,324

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$16,719	$18,705
Accrued payroll and employee-related liabilities	30,674	29,360
Current deferred revenue	4,749	6,413
Current operating lease liabilities	12,051	13,036
Current maturities of long-term debt	660	413
Due to related parties	60	2,314
Income taxes payable	6,083	3,020
Total current liabilities	70,996	73,261

Non-current liabilities
Non-current deferred revenue	1,128	1,383
Non-current operating lease liabilities	53,441	64,854
Long-term debt	867	600
Other non-current liabilities	1,673	3,262
Total non-current liabilities	57,109	70,099
Total liabilities	128,105	143,360

Stockholders' equity
Common stock	2	2
Additional paid-in capital	210,200	204,734
Treasury stock	(25,367)	(3,682)
Accumulated other comprehensive loss	(7,913)	(6,312)
Accumulated deficit	(11,123)	(44,778)
Total stockholders' equity	165,799	149,964
Total liabilities and stockholders' equity	$293,904	$293,324

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Twelve months ended June 30,
	2024	2023	2024	2023
Revenue	$124,531	$124,431	$508,569	$523,118

Cost of services (exclusive of depreciation and amortization presented separately below)	85,373	87,356	356,536	374,992
Selling, general and administrative	21,681	23,717	93,143	88,663
Depreciation and amortization	4,608	5,052	19,461	18,985
Total operating expenses	111,662	116,125	469,140	482,640

Income from operations	12,869	8,306	39,429	40,478

Interest income	542	249	2,071	640
Interest expense	(175)	(239)	(514)	(792)
Income before income taxes	13,236	8,316	40,986	40,326

Provision for income tax expense	(3,391)	(3,806)	(7,331)	(8,744)
Net income	$9,845	$4,510	$33,655	$31,582

Other comprehensive income / (loss)
Foreign currency translation adjustments	$(1,313)	$(72)	$(1,623)	$(2,234)
Unrealized (loss) / gain on cash flow hedging instruments, net of tax	(181)	(254)	(111)	515
Actuarial gain / (loss) on defined benefit plan	133	(31)	133	(31)
Total other comprehensive loss	(1,361)	(357)	(1,601)	(1,750)
Total comprehensive income	$8,484	$4,153	$32,054	$29,832

Net income per share
Basic	$0.57	$0.25	$1.90	$1.74
Diluted	$0.56	$0.24	$1.84	$1.67

Weighted average common shares outstanding
Basic	17,170	18,259	17,704	18,200
Diluted	17,639	18,989	18,255	18,893

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three months ended June 30,		Twelve months ended June 30,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,845	$4,510	$33,655	$31,582
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,608	5,052	19,461	18,985
Noncash lease expense	3,297	3,510	13,205	14,456
Warrant contra revenue	290	234	1,183	1,090
Deferred income tax	(242)	1,511	344	4,529
Share-based compensation expense	1,024	633	3,765	4,606
Allowance of expected credit losses	(29)	190	33	295
Impairment losses	275	—	1,532	—
Loss on lease terminations	—	251	—	251
Gain on sale of subsidiaries	—	—	—	(246)
Change in assets and liabilities:
Decrease / (increase) in accounts receivable	4,873	5,549	(12,068)	(12,297)
(Increase) / decrease in prepaid expenses and other current assets	(2,167)	(775)	(7,517)	1,467
Increase / (decrease) in accounts payable and accrued liabilities	90	2,324	(2,246)	(3,753)
Decrease in deferred revenue	(821)	(2,076)	(1,919)	(4,797)
Decrease in operating lease liabilities	(3,621)	(3,478)	(13,528)	(14,309)
Net cash inflow from operating activities	17,422	17,435	35,900	41,859

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,220)	(3,721)	(8,855)	(18,952)
Cash outflow from sale of subsidiaries, net of cash received	—	—	—	(85)
Net cash outflow from investing activities	(2,220)	(3,721)	(8,855)	(19,037)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	85	58	238	43,448
Repayments of line of credit	(86)	(56)	(291)	(54,597)
Repayment of debt	—	—	—	(3,795)
Proceeds from the exercise of options	4	226	366	2,053
Principal payments on finance leases	(148)	(94)	(490)	(447)
Purchase of treasury shares	(3,005)	—	(21,556)	(276)
Net cash (outflow) / inflow from financing activities	(3,150)	134	(21,733)	(13,614)
Effects of exchange rate difference on cash and cash equivalents	3	(95)	(21)	(610)
Net increase in cash and cash equivalents	12,055	13,753	5,291	8,598
Cash and cash equivalents, beginning	50,665	43,676	57,429	48,831
Cash and cash equivalents, ending	$62,720	$57,429	$62,720	$57,429

IBEX LIMITED AND SUBSIDIARIES
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
EXHIBIT 1: Adjusted net income and adjusted earnings per share

We define adjusted net income as net income before the effect of the following items: non-recurring expenses (including domestic filer conversion and legal and settlement costs), severance costs, impairment losses, warrant contra revenue, foreign currency gains, share-based compensation expense, gain on sale of subsidiaries, and loss on lease terminations, net of the tax impact of such adjustments. We define adjusted net income margin as adjusted net income divided by revenue. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding.

The following table provides a reconciliation of net income to adjusted net income and diluted earnings per share to adjusted earnings per share for the periods presented:

	Three months ended June 30,		Twelve months ended June 30,
($000s, except per share amounts)	2024	2023	2024	2023
Net income	$9,845	$4,510	$33,655	$31,582
Net income margin	7.9%	3.6%	6.6%	6.0%

Non-recurring expenses	—	1,348	—	2,224
Severance costs	115	—	1,621	—
Impairment losses	275	—	1,532	—
Warrant contra revenue	290	234	1,183	1,090
Foreign currency gains	(1,244)	(379)	(1,815)	(801)
Share-based compensation expense	1,024	633	3,765	4,606
Gain on sale of subsidiaries	—	—	—	(246)
Loss on lease terminations	—	251	—	251
Total adjustments	$460	$2,087	$6,286	$7,124
Tax impact of adjustments[1]	(110)	(370)	(1,590)	(1,760)
Adjusted net income	$10,195	$6,227	$38,351	$36,946
Adjusted net income margin	8.2%	5.0%	7.5%	7.1%

Diluted earnings per share	$0.56	$0.24	$1.84	$1.67
Per share impact of adjustments to net income	0.02	0.09	0.26	0.28
Adjusted earnings per share	$0.58	$0.33	$2.10	$1.96

Weighted average diluted shares outstanding	17,639	18,989	18,255	18,893
1The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions.

EXHIBIT 2:  EBITDA, adjusted EBITDA, and adjusted EBITDA margin
EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: non-recurring expenses (including domestic filer conversion and legal and settlement costs), severance costs, impairment losses, interest income, warrant contra revenue, foreign currency gains, share-based compensation expense, gain on sale of subsidiaries, and loss on lease terminations. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue.

The following table provides a reconciliation of net income and net income margin to adjusted EBITDA and adjusted EBITDA margin for the periods presented:

	Three months ended June 30,		Twelve months ended June 30,
($000s)	2024	2023	2024	2023
Net income	$9,845	$4,510	$33,655	$31,582
Net income margin	7.9%	3.6%	6.6%	6.0%

Interest expense	175	239	514	792
Income tax expense	3,391	3,806	7,331	8,744
Depreciation and amortization	4,608	5,052	19,461	18,985
EBITDA	$18,019	$13,607	$60,961	$60,103
Non-recurring expenses	—	1,348	—	2,224
Severance costs	115	—	1,621	—
Impairment losses	275	—	1,532	—
Interest income	(542)	(249)	(2,071)	(640)
Warrant contra revenue	290	234	1,183	1,090
Foreign currency gains	(1,244)	(379)	(1,815)	(801)
Share-based compensation expense	1,024	633	3,765	4,606
Gain on sale of subsidiaries	—	—	—	(246)
Loss on lease terminations	—	251	—	251
Adjusted EBITDA	$17,937	$15,445	$65,176	$66,587

Adjusted EBITDA margin	14.4%	12.4%	12.8%	12.7%

EXHIBIT 3: Free cash flow

We define free cash flow as net cash provided by operating activities less capital expenditures.

	Three months ended June 30,		Twelve months ended June 30,
	2024	2023	2024	2023
($000s)
Net cash provided by operating activities	$17,422	$17,435	$35,900	$41,859
Less: capital expenditures	2,220	3,721	8,855	18,952
Free cash flow	$15,202	$13,714	$27,045	$22,907

EXHIBIT 4: Net cash

We define net cash as total cash and cash equivalents less debt.

($000s)	June 30, 2024	June 30, 2023
Cash and cash equivalents	$62,720	$57,429

Debt
Current	$660	$413
Non-current	867	600
Total debt	$1,527	$1,013
Net cash	$61,193	$56,416